Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated June 26, 2015, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Sutron Corporation

at

$8.50 Net Per Share

by

Satellite Acquisition Corp.,

an indirect wholly-owned subsidiary of

Danaher Corporation

Satellite Acquisition Corp., a Virginia corporation (“Purchaser”), and an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Parent”), offers to purchase for cash all outstanding shares of common stock, par value $ 0.01 (“Shares”), of Sutron Corporation, a Virginia corporation (the “Company”), at a price of $8.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Per Share Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 26, 2015 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK

CITY TIME, ON JULY 27, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 21, 2015, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into the Company (the “Merger”), with the

Company continuing as the surviving corporation in the Merger, and each issued and outstanding Share (other than Shares held by Parent or Purchaser immediately prior to the effective time of the Merger) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Per Share Amount. As a result of the Merger, the Company will cease to be a publicly traded company and will become an indirect wholly-owned subsidiary of Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the then scheduled expiration of the Offer a number of Shares that, together with the Shares then owned by Parent and Purchaser (if any) represents 66 2/3% of the sum of the number of Shares then issued and outstanding plus all Shares which the Company may be required to issue as of such date upon the vesting (including vesting solely as a result of the consummation of the Offer or the Merger), conversion or exercise of all stock options, restricted stock units and other derivative securities, including warrants, options (other than the Top-Up Option (as defined below)), convertible or exchangeable securities or other rights to acquire Shares, regardless of the conversion or exercise price or other terms and conditions thereof (the foregoing condition is referred to as the “Minimum Condition”), (ii) no law or order (whether temporary, preliminary or permanent in nature) will have been enacted, enforced, amended, issued, in effect or deemed applicable to the Offer or the Merger by any governmental entity which makes illegal, or would reasonably be expected to, make illegal or otherwise prohibits or materially delays the consummation of the Offer or the Merger, and (iii) since the date of the Merger Agreement, there shall not have occurred any changes, events, circumstances or developments that have had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company. The Offer is also subject to a number of other conditions. Parent and Purchaser can waive (but not otherwise alter) some of the conditions to the Offer without the consent of the Company. Parent and Purchaser cannot, however, waive the Minimum Condition without the consent of the Company.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

After careful consideration, the board of directors of the Company (the “Board of Directors”), has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors unanimously recommends that the Company’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the Virginia Stock Corporation Act (the “VSCA”), vote in favor of the adoption and approval of the Merger Agreement.

The Company has granted to Purchaser an assignable and irrevocable option (the “Top-Up Option”) to purchase at the Per Share Amount, at any time at or after the initial acceptance for payment by Purchaser of Shares pursuant to the Offer and prior to the earlier of the effective time of the Merger and the termination of the Merger Agreement, such number of newly-issued Shares equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of the exercise of the Top-Up Option, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into the Company pursuant to Section 13.1-719 of the VSCA; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of Shares in excess of the Shares that the Company is authorized to issue under the Company’s articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option, and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Shares thereunder shall not be prohibited by any governmental order. The Top–Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a “short-form” merger pursuant to Section 13.1-719 of the VSCA at a time when the approval of the Merger at a meeting of the Company’s stockholders would be assured because of Parent’s and Purchaser’s ownership of at least 66 2/3% of the Shares following completion of the Offer. Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that, following consummation of the Offer, any subsequent offering period or the exercise of the Top-Up Option, the adoption of the Merger Agreement by the stockholders of the Company is not required by applicable law in order to consummate the Merger, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the Offer in accordance with Section 13.1-719 of the VSCA without convening a meeting of the stockholders of the Company.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Capital Market (“NASDAQ”), Purchaser reserves the right to waive any of the terms and conditions of the Offer; provided that the Minimum Condition may be waived by Purchaser, and the other terms and conditions of the Offer described in the Offer to Purchase may altered by Purchaser, only with the prior written consent of the Company. The Merger Agreement provides that Purchaser will, so long as neither the Company nor Parent terminates the Merger Agreement in accordance with its terms, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ that is applicable to the Offer. In the event that any of the conditions to the Offer are not yet satisfied or waived as of any then scheduled expiration date of the Offer, Purchaser may extend the Offer for successive periods of up to thirty (30) business days each. In addition, if any of the conditions to the Offer are not yet satisfied or waived as of any then scheduled expiration date of the Offer, the Merger Agreement also provides that Purchaser will also be required to extend the Offer for successive extension periods of up to ten (10) business days. The Merger Agreement provides that Purchaser has no obligation to extend the Offer beyond the End Date. The “End Date” means September 19, 2015, or such later date by which Parent, Purchaser and the Company mutually agree in writing.

Following Purchaser’s acceptance of Shares tendered in the Offer, if Parent and Purchaser do not own a number of Shares sufficient to enable Purchaser to be merged into the Company pursuant to Section 13.1-719 of the VSCA (assuming exercise of the Top-Up Option in full), Purchaser may extend the Offer for a subsequent offering period of not less than three (3) business days nor more than twenty (20) business days in the aggregate for all subsequent offering periods in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the Per Share Amount therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares. In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer and, unless therefore accepted for payment as provided in the Offer to Purchase, tenders of Shares may also be withdrawn after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer to Purchase. Except as otherwise provided in the Offer to Purchase, tenders of Shares are irrevocable. For a withdrawal of Shares to be effective, the Depositary must receive, at one of its addresses set forth on the back cover of the Offer to Purchase, a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer or during any subsequent offering period (if any).

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger to it in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, NY 10022

Stockholders may call toll free (877) 285-5990 Banks and brokers may call collect (212) 297-0720

June 26, 2015

6